Exhibit 99

                      Iron Mountain Incorporated Announces
                Pricing of $150 Million Private Placement of Debt

Boston, MA - April 22, 1999 -- Iron Mountain Incorporated (NASDAQ: IMTN), the world's largest records and information management services company, announced today that it has priced a private placement of $150 million in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2011. The Notes will be sold to qualified institutional buyers at a purchase price equal to 99.64% of the face value of the Senior Subordinated Notes. Iron Mountain expects that this private placement of Notes will close on April 26, 1999.

The issuance of the Notes has not been registered under the Securities Act of 1933, and the Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from registration.

The Company expects to use the net proceeds of the offering to repay indebtedness under its credit agreement and for general corporate purposes, including future acquisitions.

Iron Mountain currently operates 299 records management facilities in 66 domestic markets and four markets in the United Kingdom. The Company serves over 70,000 customer accounts, including more than half of the Fortune 500 Companies. Iron Mountain provides a full array of records and information management services including: (i) off-site storage, management and related consulting services for business, healthcare and vital records; (ii) data security services including off-site storage and rotation of electronic records; (iii) information technology staffing services; and (iv) sales of related products.